                                                                  EXHIBIT 3.1(a)

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 METRICOM, INC.


        Timothy A. Dreisbach and Dale W. Marquart hereby certify that:

        ONE: The original name of this corporation is Metricom (Delaware), Inc., and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is October 24, 1991.

        TWO: They are the duly elected and acting President and Secretary, respectively, of Metricom, Inc., a Delaware corporation.

        THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                       I.

        The name of the corporation is METRICOM, INC. (the "Corporation" or the "Company").

                                       II.

        The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

                                      III.

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

        A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is two hundred thirty million (230,000,000) shares, one hundred fifty million (150,000,000) shares of which shall be Common Stock (the "Common Stock") and eighty million (80,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.

        B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).


                                       1.
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        C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Restated Certificate of Incorporation, to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such Series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        D. Thirty-six million (36,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A1 Preferred Stock" (the "Series A1 Preferred") and thirty-six million (36,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A2 Preferred" (the "Series A2 Preferred").

        E. The rights, preferences, privileges, restrictions and other matters relating to the Series A1 Preferred are as follows:

                1. DIVIDEND RIGHTS.

                        a. The holders of record of shares of Series A1 Preferred shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the payment of dividends, cumulative dividends payable, at the option of the Company, in cash or additional shares of Series A1 Preferred, at the annual rate per share of six and one-half percent (6.5%) of the Original Issue Price of the Series A1 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares). Dividends shall be payable annually, in arrears, on the 15th day of December in each year (each such date being referred to herein as a "Series A1 Preferred Dividend Payment Date"), commencing on the first Series A1 Preferred Dividend Payment Date which is at least fifteen
(15) days after the date that the first share of Series A1 Preferred is issued. The rights of the holders of Series A1 Preferred to additional cumulative dividends under this paragraph (a) shall terminate on the third anniversary of the date that the first share of Series A1 Preferred was issued (the "Series A1 Preferred Dividend Termination Date"). The "Original Issue Price" of the Series A1 Preferred shall be ten dollars ($10.00). Dividends payable to the holders of the Series A1 Preferred shall be payable prior and in preference to any dividends to the holders of Series A2 Preferred and Common Stock.

                        b. Dividends payable pursuant to paragraph (a) of this
Section 1 shall begin to accrue on each share of Series A1 Preferred on a daily basis and shall be cumulative from the date that the first share of Series A1 Preferred is issued (the "Series A1 Preferred Original Issue Date"), whether or not earned or declared. The amount of dividends so payable shall be determined on the basis of twelve (12) 30-day months and a 360-day year. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A1 Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares of the


                                       2.
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Series A1 Preferred at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A1 Preferred entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

                        c. Unless accrued dividends payable pursuant to paragraph (a) on all outstanding shares of Series A1 Preferred shall have been fully paid for all past dividend periods and the full dividends thereon payable pursuant to paragraph (a) for the dividend period current at the time shall have been paid or declared and funds set apart therefor, no dividend shall be paid upon or declared or set apart for the Series A2 Preferred or (except a dividend payable in Common Stock) for the Common Stock (collectively, the "Junior Stock").

                        d. Following the Series A1 Preferred Dividend Termination Date, dividends shall be payable on the Series A1 Preferred only when, as and if declared by the Board of Directors. Except as otherwise set forth in this Section 1, holders of Series A1 Preferred shall not be entitled to receive any dividends, whether in cash or property.

                2. VOTING RIGHTS.

                        a. GENERAL RIGHTS. The Series A1 Preferred shall not have any voting rights, except as otherwise provided herein or as required by law.

                        b. SEPARATE VOTES OF SERIES A1 PREFERRED. For so long as more than seven million five hundred thousand (7,500,000) shares of Series A1 Preferred (subject to adjustment for any stock dividend, split, combination or other similar event with respect to such shares) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A1 Preferred shall be necessary for effecting or validating the following actions:

                                (i) Any amendment, alteration, or repeal of any
provision of the Restated Certificate of Incorporation of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A1 Preferred so as to affect the Series A1 Preferred adversely in a manner different from other classes or series of stock;

                                (ii) Any issuance of any new class or series of
stock or any other equity securities of the Company, in each case ranking senior to the Series A1 Preferred in right of liquidation preference or dividends or any issuance of debt securities of the Company convertible into equity securities of the Company at a conversion price below the Original Issue Price of the Series A1 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares);

                                (iii) Any redemption or repurchase of Junior
Stock, except for (A) acquisitions of Junior Stock (not to exceed one percent (1%) per year of the total of the then-outstanding Common Stock of the Company, determined on a fully diluted basis) by the Company at cost (plus an interest factor not to exceed ten percent (10%) per annum if applicable), pursuant to compensatory plans or agreements which permit the Company to


                                       3.
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repurchase such shares upon termination of services to the Company or (B)
redemptions of the Series A2 Preferred pursuant to the terms of Section F.5. hereof; or

                                (iv) Any declaration or payment of any dividend
on outstanding Common Stock, unless funds legally available therefor are at least equal to the net operating income of the Company reported in its audited financial statements for its most recent fiscal year plus net operating income of the Company reported in its unaudited financial statements for any subsequent interim periods.

                        c. ELECTION OF BOARD OF DIRECTORS. For so long as more than seven million five hundred thousand (7,500,000) shares of Series A1 Preferred remain outstanding (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares) the holders of Series A1 Preferred, voting as a separate class, shall be entitled to elect one
(1) member of the Company's Board of Directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; provided, however, that the holders of the outstanding shares of Series A1 Preferred may waive such right from time to time and instead may designate an observer who shall have the right to receive reasonable notice of and to attend all meetings of the Company's Board of Directors and the Committees thereof, other than any committee or other meeting of the Independent Directors (as defined in Section V.A. hereof) or any meeting at which the Board or any Committee thereof may discuss or consider any matter for which attendance of such observer would not be in the best interests of the stockholders of the Company as determined by the Company's Chief Executive Officer.

                3. LIQUIDATION RIGHTS.

                        a. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A1 Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series A1 Preferred equal to the greater of (i) the Series A1 Preferred Original Issue Price, plus all accrued but unpaid dividends on the Series A1 Preferred (as adjusted for any stock dividend, split, combination, or other similar event with respect to such shares) or (ii) the amount such holder would have received if such share had been converted to Common Stock pursuant to
Section 4 hereof, for each share of Series A1 Preferred held by such holders. If, upon any such liquidation, distribution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A1 Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series A1 Preferred at the time outstanding, ratably in proportion to the full amounts to which each such holder would otherwise be entitled.

                        b. After the payment of the full liquidation preference of the Series A1 Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed to the holders of Junior Stock in accordance with this Restated Certificate of Incorporation.

                        c. The following events shall be considered a liquidation under this Section:


                                       4.
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                                (i) any consolidation or merger of the Company
with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) (on an as-converted basis, assuming conversion of all outstanding shares of Series A1 and Series A2 Preferred) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) (on an as-converted basis, assuming conversion of all outstanding shares of Series A1 and Series A2 Preferred) of the Company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company (an "Acquisition"); or

                                (ii) a sale, lease or other disposition of all
or substantially all of the assets of the Company (an "Asset Transfer").

                                (iii) In any of such events, if the
consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                                        (a) Securities not subject to investment
letter or other similar restrictions on free marketability covered by paragraph
(b) below:

                                                (1) If traded on a securities
exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30-day period ending three (3) days prior to the closing;

                                                (2) If actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the closing; and

                                                (3) If there is no active public
market, the value shall be the fair market value thereof, as determined by the Board of Directors.

                                        (b) The method of valuation of
securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in paragraphs
(a)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

                4. CONVERSION.

                The Series A1 Preferred shall be subject to the following provisions with respect to the conversion of the Series A1 Preferred into shares of Common Stock:

                a. VOLUNTARY CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A1 Preferred may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock, subject to


                                       5.
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the following limitations: no shares of Series A1 Preferred shall be convertible prior to the second anniversary of the Series A1 Preferred Original Issue Date. Commencing on the date that is six (6) months following such second anniversary, twenty-five percent (25%) of the shares of Series A1 Preferred issued on the Series A1 Preferred Original Issue Date shall become convertible into Common Stock and, on each 6-month anniversary thereafter, an additional twenty-five percent (25%) shall become convertible into Common Stock, until all such shares shall have become convertible into Common Stock. Such right to convert shall be allocated among the holders of Series A1 Preferred ratably in accordance with their holdings of Series A1 Preferred. Notwithstanding the above, the foregoing limitations shall terminate and be of no further force or effect and all shares of the Series A1 Preferred shall become immediately convertible at the option of the holder immediately prior to the occurrence of a Change in Control of the Company or a Major Acquisition by the Company (as defined elsewhere in this Section 4). The number of shares of Common Stock to which a holder of Series A1 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A1 Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A1 Preferred being converted.

                        b. SERIES A1 PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A1 Preferred (the "Series A1 Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A1 Preferred by the "Series A1 Preferred Conversion Price," calculated as provided in Section 4(c).

                        c. SERIES A1 PREFERRED CONVERSION PRICE. The conversion price for the Series A1 Preferred shall initially be the Original Issue Price of the Series A1 Preferred (the "Series A1 Preferred Conversion Price"). Such initial Series A1 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A1 Preferred Conversion Price herein shall mean the Series A1 Preferred Conversion Price as so adjusted.

                        d. MECHANICS OF CONVERSION. Each holder of Series A1 Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A1 Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A1 Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) any accrued but unpaid dividends on the shares of Series A1 Preferred being converted and (ii) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A1 Preferred in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion). Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A1 Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.


                                       6.

                        e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Series A1 Preferred Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A1 Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A1 Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                        f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND
DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A1 Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A1 Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A1 Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A1 Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

                        g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A1 Preferred is changed into the same or a different number of shares of any class or classes of stock or other securities or property, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A1 Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A1 Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                        h. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Series A1 Preferred Original Issue Date, there is a


                                       7.

capital reorganization of the Common Stock or a merger or consolidation of the Company with or into, or a sale of all or substantially all of the Company's assets to, another person, corporation or other entity (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, merger, consolidation or sale of assets, provision shall be made so that the holders of the Series A1 Preferred shall thereafter be entitled to receive upon conversion of the Series A1 Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A1 Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A1 Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A1 Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                        i. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A1 Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A1 Preferred, if the Series A1 Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A1 Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Series A1 Preferred Conversion Price at the time in effect, and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A1 Preferred.

                        j. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A1 Preferred at least ten (10) days prior to the earlier of the record date specified therein or the date on which any such action is to become effective (or such shorter period approved by a majority of the outstanding Series A1 Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or


                                       8.

other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                        k. AUTOMATIC CONVERSION.

                                (i) Subject to Section 4(a), each share of
Series A1 Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A1 Preferred Conversion Price, immediately upon the transfer of such share by the original purchaser of such share from the Company to a transferee that is not a Purchaser or an Affiliate of a Purchaser (as such terms are defined in the Preferred Stock Purchase Agreement, dated as of June 20, 1999, between the Company and the Purchasers named therein). Upon such automatic conversion, any accrued but unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                                (ii) Subject to Section 4(a), upon the
occurrence of the event specified in Section 4(k)(i) above, the applicable shares of Series A1 Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A1 Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A1 Preferred, the holders of Series A1 Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A1 Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A1 Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any accrued but unpaid dividends shall be paid in accordance with the provisions of
Section 4(d).

                        l. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A1 Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A1 Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                        m. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A1 Preferred,


                                       9.

such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A1 Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A1 Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                        n. NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or
(iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                        o. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A1 Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A1 Preferred so converted were registered.

                        p. NO DILUTION OR IMPAIRMENT. Without the consent of the holders of then outstanding Series A1 Preferred as required under Section 2(b), the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A1 Preferred against dilution or other impairment.

                5. REDEMPTION.

                        a. The Company shall redeem, from any funds legally available therefor, all of the outstanding shares of Series A1 Preferred on the date that is the tenth anniversary of the Series A1 Preferred Original Issue Date (the "Series A1 Preferred Redemption Date"). The Company shall effect such redemption on the Series A1 Preferred Redemption Date by paying in cash, in exchange for the shares of Series A1 Preferred to be redeemed, a sum equal to the Original Issue Price per share of Series A1 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares), plus all accrued but unpaid dividends on such shares (the "Series A1 Preferred Redemption Price").

                        b. Within a reasonable time following a "Change in Control" of the Company or a "Major Acquisition" by the Company, the Company shall provide written notice


                                      10.

(the "A1 Offer Notice"), by first class mail, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A1 Preferred offering to redeem such shares at the option of the holder thereof and specifying a date not less than twenty (20) nor more than forty (40) days following the date of such notice on which the shares of Series A1 Preferred shall be redeemed (the "Optional Series A1 Preferred Redemption Date"). Each holder of Series A1 Preferred shall thereafter have the right to require the Company to redeem all, but not less than all, of the shares of Series A1 Preferred then held by such holder. A holder may exercise its right to require redemption of the Series A1 Preferred held by it by notifying the Company in writing, within ten (10) days following the date of the A1 Offer Notice by the Company, of its intent to exercise its right. The Company shall redeem, on the Optional Series A1 Preferred Redemption Date, all the shares of Series A1 Preferred of holders who have timely elected to participate in the redemption. The Company shall effect such redemption on the Optional Series A1 Preferred Redemption Date by paying in cash, in exchange for the shares of Series A1 Preferred to be redeemed, a sum per share equal to one hundred and one percent (101%) of the Original Issue Price of the Series A1 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares), plus all accrued but unpaid dividends on such shares (the "Optional Series A1 Preferred Redemption Price"). For the purposes hereof, a "Change of Control" of the Company shall mean an event or series of related events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act")), other than Vulcan Ventures Incorporated, MCI WorldCom, Inc. and their respective affiliates, (i) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than thirty percent (30%) of the outstanding equity securities of the Company (determined on a fully diluted basis) or (ii) acquires the right to elect at least thirty percent (30%) of the Board of Directors of the Company. For the purposes hereof, a "Major Acquisition" by the Company shall mean the acquisition by the Company of more than fifty percent (50%) of the outstanding equity securities or all or substantially all of the assets of any corporation or other entity or the merger of the Company with another entity in which the Company is the surviving entity, in each case, in consideration of the issuance of equity securities of the Company which exceed, in the aggregate, twenty-five percent (25%) of the outstanding equity securities of the Company, determined on a fully diluted basis; provided, however, that a Major Acquisition shall not include any acquisition of equity securities or assets of any entity of which the Company owned, at the Series A1 Preferred Original Issue Date, at least fifty percent (50%) of its outstanding equity securities or assets.

        c. As used herein and in Sections 5(d) and 5(e) below, the term "A1 Redemption Date" shall refer to each of "Series A1 Preferred Redemption Date" and the "Optional Series A1 Preferred Redemption Date," and the term "A1 Redemption Price" shall refer to each of "Series A1 Preferred Redemption Price" and the "Optional Series A1 Preferred Redemption Price." At least twenty (20) but no more than forth (40) days prior to each Series A1 Preferred Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A1 Preferred to be redeemed, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the A1 Redemption


                                      11.

Date, the A1 Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "A1 Redemption Notice"). Except as provided in Section 5(d), on or after the A1 Redemption Date, each holder of Series A1 Preferred to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the A1 Redemption Notice or A1 Offer Notice, and thereupon the A1 Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                        d. From and after the A1 Redemption Date, unless there shall have been a default in payment of the A1 Redemption Price, all rights of the holders of shares of Series A1 Preferred designated for redemption in the A1 Redemption Notice as holders of Series A1 Preferred (except the right to receive the A1 Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of shares of Series A1 Preferred on any A1 Redemption Date are insufficient to redeem the total number of shares of Series A1 Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A1 Preferred. The shares of Series A1 Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. If any of the A1 Redemption Price shall remain unpaid on the A1 Redemption Date, interest shall accrue on such unpaid amounts at the rate of eighteen percent (18%) per annum or, if lower, at the highest rate permitted by law. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A1 Preferred, such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on any A1 Redemption Date, but which it has not redeemed, and to pay any interest thereon. No payment of the A2 Redemption Price or any interest thereon shall be made so long as any of the A1 Redemption Price or any interest thereon shall remain unpaid.

                        e. On or prior to each A1 Redemption Date, the Company shall deposit the A1 Redemption Price of all shares of Series A1 Preferred designated for redemption in the A1 Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the A1 Redemption Price for such shares to their respective holders on or after the A1 Redemption Date upon receipt of notification from the Company that such holder has surrendered his share certificate to the Company pursuant to Section 5(d) above. As of the A1 Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the A1 Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares


                                      12.

and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the A1 Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any funds deposited by the Company pursuant to this Section 5(e) for the redemption of shares thereafter converted into shares of the Company's Common Stock pursuant to Section 4 hereof prior to the A1 Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this
Section 5(e) remaining unclaimed at the expiration of two (2) years following the A1 Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board of Directors.

                6. NO REISSUANCE OF SERIES A1 PREFERRED.

                No share or shares of Series A1 Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and the Board of Directors is authorized pursuant to Section 243 of the Delaware General Corporation Law to retire any such share or shares. The retirement of any such share or shares shall not reduce the total authorized number of shares of Preferred Stock.

        F. The rights, preferences, privileges, restrictions and other matters relating to the Series A2 Preferred are as follows:

                1. DIVIDEND RIGHTS.

                        a. The holders of record of shares of Series A2 Preferred shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the payment of dividends, cumulative dividends payable, at the option of the Company, in cash or additional shares of Series A2 Preferred, at the annual rate per share of six and one-half percent (6.5%) of the Original Issue Price of the Series A2 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares). Dividends shall be payable annually, in arrears, on the 15th day of December in each year (each such date being referred to herein as a "Series A2 Preferred Dividend Payment Date"), commencing on the first Series A2 Preferred Dividend Payment Date which is at least fifteen
(15) days after the date that the first share of Series A2 Preferred is issued. The rights of the holders of Series A2 Preferred to additional cumulative dividends under this paragraph (a) shall terminate on the third anniversary of the date that the first share of Series A2 Preferred was issued (the "Series A2 Preferred Termination Date"). The "Original Issue Price" of the Series A2 Preferred shall be ten dollars ($10.00). Dividends payable to the holders of the Series A1 Preferred shall be prior and in preference to any dividends payable to the holders of Series A2 Preferred, and dividends payable to the holders of Series A2 Preferred shall be prior and in preference to any dividends payable to the holders of Common Stock.

                        b. Dividends payable pursuant to paragraph (a) of this
Section 1 shall begin to accrue on each share of Series A2 Preferred on a daily basis and shall be cumulative from the date that the first share of Series A2 Preferred is issued (the "Series A2 Preferred Original Issue Date"), whether or not earned or declared. The amount of dividends so payable shall be determined on the basis of twelve (12) 30-day months and a 360-day year. Accrued but


                                      13.

unpaid dividends shall not bear interest. Dividends paid on the shares of Series A2 Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares of the Series A2 Preferred at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A2 Preferred entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

                        c. Unless accrued dividends payable pursuant to paragraph (a) on all outstanding shares of Series A2 Preferred shall have been fully paid for all past dividend periods and the full dividends thereon for the dividend period current at the time shall have been paid or declared and funds set apart therefor, no dividend (except a dividend payable in Common Stock) shall be paid upon or declared or set apart for the Common Stock.

                        d. Following the Series A2 Preferred Dividend Termination Date, dividends shall be payable on the Series A2 Preferred only when, as and if declared by the Board of Directors. Except as otherwise set forth in this Section 1, holders of Series A2 Preferred shall not be entitled to receive any dividends, whether in cash or property.

                2. VOTING RIGHTS.

                        a. GENERAL RIGHTS. The Series A2 Preferred shall not have any voting rights, except as otherwise provided herein or as required by law.

                        b. SEPARATE VOTES OF SERIES A2 PREFERRED. For so long as more than seven million five hundred thousand (7,500,000) shares of Series A2 Preferred (subject to adjustment for any stock dividend, split, combination or other similar event with respect to such shares) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A2 Preferred shall be necessary for effecting or validating the following actions:

                                (i) Any amendment, alteration, or repeal of any
provision of the Restated Certificate of Incorporation of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A2 Preferred so as to affect the Series A2 Preferred adversely in a manner different from other classes or series of stock;

                                (ii) Any issuance of any new class or series of
stock or any other equity securities of the Company, in each case ranking senior to the Series A2 Preferred in right of liquidation preference or dividends or any issuance of debt securities convertible into the equity securities of the Company at a conversion price below the Original Issue Price of the Series A2 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares);

                                (iii) Any redemption or repurchase of Common
Stock, except for acquisitions of Common Stock (not to exceed one percent (1%) per year of the total of the then-outstanding Common Stock of the Company, determined on a fully diluted basis) by the


                                      14.

Company at cost (plus an interest factor not to exceed ten percent (10%) per annum if applicable), pursuant to compensatory plans or agreements which permit the Company to repurchase such shares upon termination of services to the Company; or

                                (iv) Any declaration or payment of any dividend
on outstanding Common Stock, unless funds legally available therefor are at least equal to the net operating income of the Company reported in its audited financial statements for its most recent fiscal year plus net operating income of the Company reported in its unaudited financial statements for any subsequent interim periods.

                        c. ELECTION OF BOARD OF DIRECTORS. For so long as more than seven million five hundred thousand (7,500,000) shares of Series A2 Preferred remain outstanding (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares) the holders of Series A2 Preferred, voting as a separate class, shall be entitled to elect one
(1) member of the Company's Board of Directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

                3. LIQUIDATION RIGHTS.

                        a. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A2 Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series A2 Preferred equal to the greater of (i) the Series A2 Preferred Original Issue Price, plus all accrued but unpaid dividends on the Series A2 Preferred (as adjusted for any stock dividend, split, combination, or other similar event with respect to such shares) or (ii) the amount such holder would have received if such share had been converted to Common Stock pursuant to
Section 4 hereof, for each share of Series A2 Preferred held by such holders. If, upon any such liquidation, distribution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A2 Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series A2 Preferred at the time outstanding, ratably in proportion to the full amounts to which each such holder would otherwise be entitled.

                        b. After the payment of the full liquidation preference of the Series A2 Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of Common Stock.

                        c. The following events shall be considered a liquidation under this Section:

                                (i) an Acquisition; or

                                (ii) an Asset Transfer.


                                      15.

                                (iii) In any of such events, if the
consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                                        (a) Securities not subject to investment
letter or other similar restrictions on free marketability covered by paragraph
(b) below:

                                                (1) If traded on a securities
exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30-day period ending three (3) days prior to the closing;

                                                (2) If actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the closing; and

                                                (3) If there is no active public
market, the value shall be the fair market value thereof, as determined by the Board of Directors.

                                        (b) The method of valuation of
securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in paragraphs
(a)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

                4. CONVERSION.

                The Series A2 Preferred shall be subject to the following provisions with respect to the conversion of the Series A2 Preferred into shares of Common Stock:

                        a. VOLUNTARY CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A2 Preferred may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A2 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A2 Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A2 Preferred being converted.

                        b. SERIES A2 PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A2 Preferred (the "Series A2 Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A2 Preferred by the "Series A2 Preferred Conversion Price," calculated as provided in Section 4(c).

                        c. SERIES A2 PREFERRED CONVERSION PRICE. The conversion price for the Series A2 Preferred shall initially be the Original Issue Price of the Series A2 Preferred (the "Series A2 Preferred Conversion Price"). Such initial Series A2 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the


                                      16.

Series A2 Preferred Conversion Price herein shall mean the Series A2 Preferred Conversion Price as so adjusted.

                        d. MECHANICS OF CONVERSION. Each holder of Series A2 Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A2 Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A2 Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) any accrued but unpaid dividends on the shares of Series A2 Preferred being converted and (ii) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A2 Preferred in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion). Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A2 Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                        e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Series A2 Preferred Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A2 Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A2 Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                        f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND
DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A2 Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A2 Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A2 Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date


                                      17.

and thereafter the Series A2 Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

                        g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A2 Preferred is changed into the same or a different number of shares of any class or classes of stock or other securities or property, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A2 Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A2 Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                        h. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Series A2 Preferred Original Issue Date, there is a capital reorganization of the Common Stock or a merger or consolidation of the Company with, or a sale of all or substantially all of the Company's assets to, another person, corporation or other entity (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, merger, consolidation or sale of assets, provision shall be made so that the holders of the Series A2 Preferred shall thereafter be entitled to receive upon conversion of the Series A2 Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A2 Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A2 Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A2 Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                        i. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A2 Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A2 Preferred, if the Series A2 Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A2 Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a


                                      18.

statement of (i) the Series A2 Preferred Conversion Price at the time in effect, and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A2 Preferred.

                        j. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A2 Preferred at least ten (10) days prior to the earlier of the record date specified therein or the date on which any such action is to become effective (or such shorter period approved by a majority of the outstanding Series A2 Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                        k. AUTOMATIC CONVERSION.

                                (i) Each share of Series A2 Preferred shall
automatically be converted into shares of Common Stock, based on the then-effective Series A2 Preferred Conversion Price, immediately upon the transfer of such share by the original purchaser of such share from the Company to a transferee that is not a Purchaser or an Affiliate of a Purchaser (as such terms are defined in the Preferred Stock Purchase Agreement, dated as of June 20, 1999, between the Company and the Purchasers named therein). Upon such automatic conversion, any accrued but unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                                (ii) Upon the occurrence of the event specified
in Section 4(k)(i) above, the applicable shares of Series A2 Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A2 Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A2 Preferred, the holders of Series A2 Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A2 Preferred. Thereupon, there shall be issued and delivered to such holder


                                      19.

promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A2 Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any accrued but unpaid dividends shall be paid in accordance with the provisions of
Section 4(d).

                        l. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A2 Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A2 Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                        m. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A2 Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A2 Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A2 Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                        n. NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or
(iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                        o. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A2 Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A2 Preferred so converted were registered.

                        p. NO DILUTION OR IMPAIRMENT. Without the consent of the holders of then outstanding Series A2 Preferred as required under Section 2(b), the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary


                                      20.

action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A2 Preferred against dilution or other impairment.

                5. REDEMPTION.

                        a. The Company shall redeem, from any funds legally available therefor, all of the outstanding shares of Series A2 Preferred on the date that is the tenth anniversary of the Series A2 Preferred Original Issue Date (the "Series A2 Preferred Redemption Date"). The Company shall effect such redemption on the Series A2 Preferred Redemption Date by paying in cash, in exchange for the shares of Series A2 Preferred to be redeemed, a sum equal to the Original Issue Price per share of Series A2 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares), plus all accrued but unpaid dividends on such shares (the "Series A2 Preferred Redemption Price").

                        b. Within a reasonable time following a "Change in Control" of the Company or a "Major Acquisition" by the Company, the Company shall provide written notice (the "A2 Offer Notice"), by first class mail, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A2 Preferred offering to redeem such shares at the option of the holder thereof and specifying a date not less than twenty (20) nor more than forth (40) days following the date of such notice on which the shares of Series A2 Preferred shall be redeemed (the "Optional Series A2 Preferred Redemption Date"). Each holder of Series A2 Preferred shall thereafter have the right to require the Company to redeem all, but not less than all, of the shares of Series A2 Preferred then held by such holder. A holder may exercise its right to require redemption of the Series A2 Preferred held by it by notifying the Company in writing, within ten (10) days following the date of the A2 Offer Notice by the Company, of its intent to exercise its right. The Company shall redeem, on the Optional Series A2 Preferred Redemption Date, all the shares of Series A2 Preferred of holders who have timely elected to participate in the redemption. The Company shall effect such redemption on the Optional Series A2 Redemption Date by paying in cash, in exchange for the shares of Series A2 Preferred to be redeemed, a sum per share equal to one hundred and one percent (101%) of the Original Issue Price of the Series A2 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares), plus all accrued but unpaid dividends on such shares (the "Optional Series A2 Preferred Redemption Price"). For the purposes hereof, a "Change of Control" of the Company shall mean an event or series of related events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act")), other than Vulcan Ventures, Incorporated, MCI WorldCom, Inc. and their respective affiliates, (i) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than thirty percent (30%) of the outstanding equity securities of the Company (determined on a fully diluted basis) or (ii) acquires the right to elect at least thirty percent (30%) of the Board of Directors of the Company. For the purposes hereof, a "Major Acquisition" by the Company shall mean the acquisition by the Company of more than fifty percent (50%) of the outstanding equity securities


                                      21.

or all or substantially all of the assets of any corporation or other entity or the merger of the Company with another entity in which the Company is the surviving entity, in each case, in consideration of the issuance of equity securities of the Company which exceed, in the aggregate, twenty-five percent (25%) of the outstanding equity securities of the Company, determined on a fully diluted basis; provided, however, that a Major Acquisition shall not include any acquisition of equity securities or assets of any entity of which the Company owned, at the Series A2 Preferred Original Issue Date, at least fifty percent (50%) of its outstanding equity securities or assets.

                        c. As used herein and in Sections 5(d) and 5(e) below, the term "A2 Redemption Date" shall refer to each of "Series A2 Preferred Redemption Date" and the "Optional Series A2 Preferred Redemption Date," and the term "A2 Redemption Price" shall refer to each of "Series A2 Preferred Redemption Price" and the "Optional Series A2 Preferred Redemption Price." At least twenty (20) but no more than forty (40) days prior to each A2 Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A2 Preferred to be redeemed, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the A2 Redemption Date, the A2 Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "A2 Redemption Notice"). Except as provided in Section 5(d), on or after the A2 Redemption Date, each holder of Series A2 Preferred to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the A2 Redemption Notice or A2 Offer Notice, and thereupon the A2 Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                        d. From and after the A2 Redemption Date, unless there shall have been a default in payment of the A2 Redemption Price, all rights of the holders of shares of Series A2 Preferred designated for redemption in the A2 Redemption Notice as holders of Series A2 Preferred (except the right to receive the A2 Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of shares of Series A2 Preferred on any A2 Redemption Date are insufficient to redeem the total number of shares of Series A2 Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A2 Preferred. The shares of Series A2 Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. If any of the A2 Redemption Price shall remain unpaid on the A2 Redemption Date, interest shall accrue on such unpaid amounts at the rate of eighteen percent (18%) per annum or, if lower, at the highest rate permitted by law.


                                      22.

At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A2 Preferred, such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on any A2 Redemption Date, but which it has not redeemed, and to pay any interest thereon. No payment of the A2 Redemption Price or any interest thereon shall be made so long as any of the A1 Redemption Price or any interest thereon shall remain unpaid.

                        e. On or prior to each A2 Redemption Date, the Company shall deposit the A2 Redemption Price of all shares of Series A2 Preferred designated for redemption in the A2 Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the A2 Redemption Price for such shares to their respective holders on or after the A2 Redemption Date upon receipt of notification from the Company that such holder has surrendered his share certificate to the Company pursuant to Section 5(d) above. As of the A2 Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the A2 Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the A2 Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any funds deposited by the Company pursuant to this Section 5(e) for the redemption of shares thereafter converted into shares of the Company's Common Stock pursuant to Section 4 hereof prior to the A2 Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(e) remaining unclaimed at the expiration of two (2) years following the A2 Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board of Directors.

                6. NO REISSUANCE OF SERIES A2 PREFERRED.

                No share or shares of Series A2 Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and the Board of Directors is authorized pursuant to Section 243 of the Delaware General Corporation Law to retire any such share or shares. The retirement of any such share or shares shall not reduce the total authorized number of shares of Preferred Stock.

                                       V.

        For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the


                                      23.

whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

        The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Corporation's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock of the corporation (the "Initial Public Offering"), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

        Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either
(i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. Notwithstanding the foregoing, in the event of any vacancy on the Board of Directors resulting from the resignation, death, disability, removal or disqualification of any director serving on the Board of Directors both prior to and immediately after the closing of the transactions contemplated by the Common Stock Purchase Agreement, dated October 10, 1997, between the Company and the purchaser named therein, or any successor thereto, or successor of such successor (an "Independent Director"), a committee of the Board of Directors consisting of the remaining Independent Directors shall, pursuant to Section 141(a) of the Delaware General Corporation Law, fill such vacancy by a majority vote of such directors. Any director so elected by such committee shall be an "Independent Director" for purposes of this paragraph.


                                      24.

        B. The Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to adopt, amend, supplement or repeal the Bylaws.

        C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

        D. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent; provided, however, that notwithstanding anything to the contrary contained herein, the stockholders may act without a meeting, without prior notice and without a vote solely in the election of directors to fill vacancies on the Board of Directors (other than a vacancy resulting from the resignation, death, disability, removal or disqualification of any Independent Director).

        E. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

        F. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

                                       VI.

        A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

        B. The Corporation is authorized to provide indemnification of agents (as defined in Section 145 of the Delaware General Corporation Law) for breach of duty to the Corporation and its stockholders through bylaw provisions, through agreements with the agents, and/or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 145 of the Delaware General Corporation Law.

        C. Any repeal or modification of this Article VI shall be prospective only and shall not effect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability or indemnification.

                                      VII.

        Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this


                                      25.

Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal
Article V, Article VII or Article X.

                                      VIII.

        The Corporation is to have perpetual existence.

                                       IX.

        The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law, as the same may be amended from time to time. This election shall be effective as of the earliest date permitted by law.

                                       X.

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article VII of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.


                                     * * * *

        FOUR: This Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

        FIVE: This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.


                                      26.

        IN WITNESS WHEREOF, METRICOM, INC. has caused this Restated Certificate of Incorporation to be signed by the President and the Secretary in Los Gatos, California this 18th day of October 1999.


                                            METRICOM, INC.



                                            By: /s/ Timothy A. Dreisbach
                                               ---------------------------------
                                               Timothy A. Dreisbach
                                               President


ATTEST:



By: Dale W. Marquart
   --------------------------------
      Dale W. Marquart
      Secretary





                                      27.